UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 28, 2015, Big Lots, Inc. (“we,” “us” or “our”), our wholly-owned subsidiary Big Lots Stores, Inc. (“BLSI”), and certain of our other direct and indirect wholly-owned subsidiaries agreed with the counterparty banks to amend the $700 million unsecured credit facility previously entered into on July 22, 2011 (“2011 Credit Agreement”), as amended by the First Amendment to Credit Agreement entered into on May 30, 2013 (“First Amendment”), principally to extend its term, provide more favorable pricing to the borrowers and expand the types of indebtedness and financing arrangements that the borrowers and guarantors are permitted to incur and enter into. This Second Amendment to Credit Agreement (“Second Amendment” and collectively referred to herein with the First Amendment and the 2011 Credit Agreement as the “Amended Credit Agreement”) was entered into by and among BLSI and us, as borrowers; certain of our subsidiaries named therein, as guarantors; the Banks named therein; PNC Bank, National Association, as administrative agent for the Banks; Wells Fargo Bank, National Association, U.S. Bank National Association and Branch Banking and Trust Company, as joint syndication agents for the Banks; and Compass Bank and The Huntington National Bank, as co-documentation agents for the Banks. As a result of the Second Amendment, among other things, the expiration date of the 2011 Credit Agreement was extended from May 30, 2018 to May 30, 2020, the pricing became more favorable to the borrowers, as reflected in Schedule 1.1(A) to the Second Amendment, and the types of indebtedness and financing arrangements that the Amended Credit Agreement permits the borrowers and guarantors to incur and enter into were expanded.
The proceeds of the Amended Credit Agreement are available for working capital and general corporate purposes. The Amended Credit Agreement includes a $30 million US swing loan sublimit for BLSI and us and an aggregate $150 million letter of credit sublimit. The interest rates, pricing and fees under the Amended Credit Agreement fluctuate based on our debt rating. Loans made under the Amended Credit Agreement may be prepaid. The Amended Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios - a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the Amended Credit Agreement which would permit the lenders to restrict our ability to further access the Amended Credit Agreement for loans and letters of credit and require the immediate repayment of any outstanding loans under the Amended Credit Agreement. Certain of the lenders who are a party to the Amended Credit Agreement provide us with commercial banking, trustee and custodial services.
A copy of the Second Amendment is filed herewith as Exhibit 10.1, and the First Amendment and the 2011 Credit Agreement are incorporated herein by reference as Exhibit 10.2 and Exhibit 10.3, respectively. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, the First Amendment and the 2011 Credit Agreement which are incorporated herein by reference.
The Second Amendment, the First Amendment and the 2011 Credit Agreement are intended to provide the reader with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. These agreements contain representations, warranties and covenants by the parties to the agreements, and those representations, warranties and covenants:

•	were made solely for purposes of the applicable agreement and for the benefit of the parties specified therein;

•
have been qualified by disclosures that were made to the other parties in connection with the negotiation of the agreement, including being qualified by confidential disclosures made to the other parties for the purpose of allocating contractual risk between them that differs from those applicable to investors;

•	may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors;

•	were made only as of the date of the applicable agreement or such other date(s) specified in the agreements and are subject to more recent developments; and

•	may not describe the actual state of affairs as of the date they were made or at any other time.

Investors should not rely on the representations, warranties and covenants in the agreements, or any description thereof, as characterizations of the actual state of facts or condition of the parties or their respective businesses. Investors should review the agreements, or any description thereof, not in isolation, but only in conjunction with the other information about us that we include in reports, statements and other filings we make with the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Second Amendment set forth in response to Item 1.01 above is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	10.1	Second Amendment to Credit Agreement among Big Lots, Inc. and Big Lots Stores, Inc., as borrowers, the Guarantors named therein, and the Banks named therein.
10.2
First Amendment to Credit Agreement among Big Lots, Inc., Big Lots Stores, Inc. and Big Lots Canada, Inc., as borrowers, the Guarantors named therein, and the Banks named therein (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K dated May 30, 2013).

10.3
Credit Agreement among Big Lots, Inc., Big Lots Stores, Inc. and Big Lots Canada, Inc., as borrowers, the Guarantors named therein, and the Banks named therein (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K dated July 22, 2011).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: May 29, 2015	By:	/s/ Timothy A. Johnson
Timothy A. Johnson
Executive Vice President and Chief Financial Officer